Exhibit 99.1

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
(Analysts) Matthew Stroud	407-245-5288
(Media) Bob McAdam	407-245-5404

DARDEN ANNOUNCES PRELIMINARY RESULTS OF ANNUAL MEETING AND RECONSTITUTED BOARD OF DIRECTORS

New Board Excited to Immediately Begin Working with Darden’s Dedicated Employees to Create Substantial Value for the Benefit of All Shareholders

ORLANDO, Fla., – October 10, 2014 – Darden Restaurants, Inc. (NYSE: DRI) today announced that, based on the preliminary vote count provided by its proxy solicitor following the Company’s 2014 Annual Meeting, shareholders have elected all 12 Starboard-nominated directors to Darden’s Board of Directors including: Betsy S. Atkins, Margaret Shân Atkins, Jean M. Birch, Bradley D. Blum, Peter A. Feld, James P. Fogarty, Cynthia T. Jamison, William H. Lenehan, Lionel L. Nowell, III, Jeffrey C. Smith, Charles M. Sonsteby, and Alan N. Stillman.

Speaking on behalf of Darden’s newly elected Board, Jeffrey C. Smith, Chief Executive Officer of Starboard, said, “Darden has an incredibly strong foundation that reflects its iconic and growing brands, 150,000 dedicated employees, and many loyal and passionate guests. Darden’s future is bright. The new Board is prepared and excited to immediately begin working alongside Darden’s management team to put Darden on track for long-term value creation for all shareholders. My fellow Board members and I share a common goal for Darden – to enhance value for all of Darden’s stakeholders, including its shareholders, employees, and guests, by focusing on excellence throughout the organization, maintaining and strengthening the investment-grade rating and dividend, and emphasizing a restaurant- and operations-centric culture built around great people. The new Board wishes the departing directors well, and we thank them and their advisors for ensuring a smooth and seamless transition process that will allow us to immediately focus on the priorities at hand, including the selection of a transformational leader to be Darden’s CEO.”

Mr. Smith concluded, “Darden has all the right ingredients to regain the strength and prominence it once enjoyed. The new Board is incredibly excited by the opportunity at hand. We look forward to continuing our hard work from inside the boardroom and working with management on a shared goal of excellence for Darden.”

Speaking on behalf of Darden’s outgoing directors, Charles A. Ledsinger Jr., the former Independent Non-Executive Chairman of Darden’s Board, said, “We are extremely grateful to Darden Restaurants’ talented and dedicated management and employees who, day after day, serve our customers with distinction and are the backbone of what makes Darden the preeminent casual dining company. We give our best wishes to the incoming directors, welcome the reconstituted Board and look forward to seeing continued progress at Darden. On behalf of the outgoing Board, it has been our privilege to serve.”

Speaking on behalf of the Darden employees, Gene Lee, President and Chief Operating Officer of Darden said, "I am incredibly proud of our employees for their energy, passion and focus. Despite the recent distractions, our terrific employees remained focused on our priorities in the restaurants. We fully understand that our guests need to receive great food and great service, and we continue to deliver. We are grateful that there is clear resolution at the Board level and very much look forward to working with our new Board to continue to drive improvements throughout the organization."

Darden noted that the preliminary vote count following the Annual Meeting also indicates that shareholders voted FOR the approval, on an advisory basis, of the Company’s executive compensation; FOR the ratification of the appointment of KPMG LLP as Darden’s independent registered public accounting firm for the fiscal year ending May 31, 2015; FOR a management proposal to amend the Company’s bylaws to provide for proxy access; and AGAINST two shareholder proposals as described in the Company’s associated Proxy Statement.

About Darden Restaurants
Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands – Olive Garden®, LongHorn Steakhouse®, Bahama Breeze®, Seasons 52®, The Capital Grille®, Eddie V’s® and Yard House® – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information About Forward-Looking Statements

Forward-looking statements in this communication regarding our ability to improve performance across our brands and enhance shareholder value and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.